EXHIBIT 23.1

                       Consent of Independent Accountants

We hereby consent to the incorporation by reference in the Registration Statements on Form S-8 (Nos. 33-41775, 33-52616, 33-71792, 33-79094, 33-89786,
and 333-56093) and Registration Statement on Form S-3 (No. 333-76089) of DENTSPLY International Inc. of our report dated January 19, 2001, except for
Note 15, as to which the date is March 7, 2001, relating to the consolidated balance sheets as of December 31, 2000 and the related consolidated statements of income, of stockholders' equity and of cash flows for the year then ended, which appears in the Annual Report to Shareholders, which is incorporated in this Annual Report on Form 10-K. We also consent to the incorporation by reference of our report relating to the financial statement schedule, which appears in this Form 10-K.

PricewaterhouseCoopers LLP

Philadelphia, PA
March 16, 2001


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